FOR IMMEDIATE RELEASE

Contact:                 Pamela Schreiber
Vice President, Investor Relations
Resource Capital Corp.
1845 Walnut Street
10th Floor
Philadelphia, PA 19103
(215) 546-5005
(215) 546-4785 (facsimile)

Resource Capital Corp. Expands Board of Directors

Philadelphia, PA-February 2, 2007-Resource Capital Corp. (NYSE:RSO)(“RCC”) announces today that Gary Ickowicz has joined its Board of Directors, which increases the size of the Board from 6 to 7 members.

Mr. Ickowicz is a principal of Lazard Freres Real Estate Investors. Mr. Ickowicz oversees several real estate investment companies, and is the President and a Board member of Commonwealth Atlantic Properties, Inc.

Jonathan Z. Cohen, President and CEO of RCC said, “We are delighted to welcome Gary as the newest member of our Board of Directors. His talents and extensive real estate experience will benefit our Company and our shareholders.”

Resource Capital Corp. is a commercial real estate specialty finance company that qualifies as a real estate investment trust, or REIT, for federal income tax purposes. RCC’s investment strategy focuses on commercial real estate-related assets and, to a lesser extent, higher-yielding commercial finance assets. RCC invests in the following asset classes: commercial real estate-related assets such as whole loans, A-notes, B-notes, mezzanine loans and mortgage-related securities and commercial finance assets such as other asset-backed securities, senior secured corporate loans, equipment leases and notes, trust preferred securities, debt tranches of collateralized debt obligations and private equity investments principally issued by financial institutions.